UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2011

HERITAGE FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-34902 (Commission File Number)	38-3814230 (I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia  31707
(Address of principal executive offices)

(229) 420-0000
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 20, 2011, HeritageBank of the South, a subsidiary of the Company, executed an employment agreement with David Durland, Chief Banking Officer.  Durland's promotion to this new position was announced on February 25, 2011.  In this role, he oversees sales and client relationship functions, managing and working directly with market presidents and the managers of each of the Bank's primary lines of business, including mortgage, investment services, marketing and cash management.

Durland, age 50, joined the Bank Company in June 2010 when he was appointed as President of the Bank's Valdosta Region.  Prior to that, he served as CEO of First State Bank and Trust in Valdosta, Georgia, an affiliate of Synovus, since January 2000.  In that position he managed all aspects of this commercial bank, which had more than $575 million in assets and the largest deposit market share in Valdosta, Georgia.

Durland's annual salary as Chief Banking Officer under his two-year employment agreement is $220,000.  He is expected participate in the Company's bonus program and may receive additional stock options and/or grants in the future as approved by the Compensation Committee of the Board of Directors.  Additionally, he participates in the Company's customary benefit plans and programs.

There were no understandings or arrangements with any person regarding Durland's appointment as Chief Banking Officer, and there are no family relationships between he and any other officer or director of the Company.  He has not participated in any transactions with the Company that, in the aggregate, exceed $120,000.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.14	Employment agreement by and between HeritageBank of the South and David Durland, Chief Banking Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL GROUP, INC.

Date: April 20, 2011	By:	/s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

10.14	Employment agreement by and between HeritageBank of the South and David Durland, Chief Banking Officer.